Exhibit 23.3






                         INDEPENDENT AUDITORS' CONSENT

Chukchansi Economic Development Authority
c/o Cascade Entertainment Group, LLC:

We consent to the use of our report dated July 17, 2002, with respect to the balance sheet of Chukchansi Economic Development Authority as of December 31, 2001 and the related statements of operations and accumulated deficit and cash flows for the period from June 15, 2001 (commencement of operations) through December 31, 2001, included herein and to the reference to our firm under the heading "Experts" in the Amendment No. 2 to Form S-4.


/s/ Burnett + Company LLP

Rancho Cordova, California
June 20, 2003